WESTMORELAND COAL COMPANY
9540 South Maroon Circle, Suite 200
Englewood, Colorado 80112
(855) 922-6463 Telephone

NEWS RELEASE

Westmoreland Reports 2015 Results, Reaffirms 2016 Guidance

Englewood, CO – March 8, 2016 – Westmoreland Coal Company (NasdaqGM:WLB) ("Westmoreland") today announced its 2015 financial results. Highlights from 2015 include:

- 2015 revenues increased 26.4% year over year to a record $1.4 billion, driven by record tons sold of 53.3 million;
- Net loss applicable to common shareholders of $203.3 million included a non-cash impairment charge of $136.2 million primarily related to the Company's ROVA power plant;
- 2015 Adjusted EBITDA was $216.7 million, inclusive of approximately $4 million in non-cash actuarial adjustments booked in the fourth quarter; and
- Cash flows from operations was $45.6 million in 2015.

The results for 2015 include the results of WMLP and the Buckingham operations, which were not part of Westmoreland's business in 2014.

"We produced solid operational results and continued to generate meaningful cash from our core business in 2015, which is a testament to the strength of our differentiated business model," said Kevin Paprzycki, Westmoreland's Chief Executive Officer. "2015 was a transitional year for our business as we concentrated our efforts towards integrating our recent acquisitions and executing the new MLP strategy. Our focus shifts in 2016 towards maximizing cash generation from our unique mine mouth business model, and we anticipate delivering shareholder value by strategically paying off debt and strengthening our balance sheet."

Safety

Westmoreland is committed to uncompromised safety for its employees and, accordingly, places mine safety at the forefront of its business operations. Safety performance in 2015 at the Westmoreland mines was as follows:

	2015	
	Reportable Rate	Lost Time Rate
U.S. Operations (excluding WMLP mines)	2.76	0.72
WMLP Operations	1.05	0.35
Canadian Operations	3.99	0.64
U.S. National Average	1.82	1.28

Financial Results

Revenues increased to $1.4 billion in 2015 primarily as a result of the WMLP and Buckingham acquisitions, which added $305.7 million and $30.1 million to revenue and Adjusted EBITDA, respectively. Adjusted EBITDA for 2015 was a record $216.7 million as a result of the aforementioned acquisitions, which overcame the effects of unfavorable weather conditions and the sales impact of customer outages at several operations during the year.

Net loss applicable to common shareholders in 2015 was $203.3 million, or $11.36 per diluted share. Included in 2015 net loss is a non-cash impairment charge of $136.2 million related primarily to the Company's ROVA power plant arising from lower projected power pricing. Also included in 2015 net loss was a derivative loss of $5.6 million related to the ROVA power plant as well as a $5.4 million loss on debt extinguishment arising from the early repayment of amounts outstanding under the Company's term loan from the Kemmerer Drop, described below. The Company also incurred higher interest expense year over year due to higher debt levels arising from the Company's MLP and Buckingham acquisitions as well as a tax benefit arising from tax planning strategies.

Segment Results

During 2015, the Company contributed 100% of the outstanding equity interests in Westmoreland Kemmerer, LLC (the "Kemmerer Mine") to WMLP for $230.0 million in aggregate consideration (the "Kemmerer Drop"). The results of operations of the Kemmerer Mine have been reclassified into the WMLP - Coal segment and out of the U.S. - Coal segment in the following analysis.

The following table summarizes Westmoreland's 2015 and 2014 segment performance:

	2015	2014	Increase / (Decrease) $	Increase / (Decrease) %
	(In thousands, except tons sold data)			
Coal - U.S.				
Revenues	$ 544,172	$ 471,567	$ 72,605	15.4 %
Operating income (loss)	12,107	(5,078)	17,185	(338.4)%
Adjusted EBITDA	68,201	63,387	4,814	7.6 %
Tons sold - millions of equivalent tons	22.5	23.9	(1.4)	(5.9)%
Coal - Canada				
Revenues	$ 430,519	$ 388,664	$ 41,855	10.8 %
Operating income (loss)	40,291	(2,670)	42,961	(1,609.0)%
Adjusted EBITDA	108,511	79,010	29,501	37.3 %
Tons sold - millions of equivalent tons	22.9	16.6	6.3	38.0 %
Coal - WMLP				
Revenues	$ 388,605	$ 170,508	$ 218,097	127.9 %
Operating income (loss)	(5,211)	26,478	(31,689)	(119.7)%
Adjusted EBITDA	66,134	48,312	17,822	36.9 %
Tons sold - millions of equivalent tons	7.9	4.4	3.5	79.5 %
Power				
Revenues	$ 84,423	$ 85,253	$ (830)	(1.0)%
Operating income (loss)	(146,868)	(35,023)	(111,845)	319.3 %
Adjusted EBITDA	743	6,718	(5,975)	(88.9)%

Acquisition activity during 2014 and early in 2015 drove segment results for the U.S., Canada and WMLP Coal segments. Results for the Coal-U.S. segment reflect a full year of operations in 2015 from the Buckingham acquisition, which was completed on January 1, 2015. Results of the Coal-Canada segment reflect a full year of operations in 2015 compared to eight months in 2014, owing to the fact that the Canada Acquisition was completed on April 28, 2014.

While 94% of Westmoreland's customer contracts were shielded from open market coal pricing volatility in 2015, declines in the reference prices for the Coal Valley operation in the Canada segment and the Northern Appalachia region in the WMLP segment had an adverse effect on the results for those segments. Results for the U.S. Coal segment were favorably impacted by strong revenue in the first half of 2015 as well as cost control measures at the Absaloka mine.

The Power segment incurred a $133.1 million impairment charge related to power pricing as a result of depressed power prices. The segment also benefited from lower derivative losses, which declined $25.5 million year over year.

Balance Sheet and Cash Flow

Westmoreland reported $22.9 million in cash and cash equivalents, $28.2 million available under the Company's corporate revolving credit facility and $1.0 billion in outstanding debt as of December 31, 2015. The Company's cash balance increased compared to the prior year primarily as a result of net cash provided by operating activities of $45.6 million.

Reiterated Guidance

Westmoreland reiterated the 2016 guidance for the consolidated entity provided on February 4, 2016 as follows:

Guidance Summary	**2016**	
(in millions)	Low	High
Coal Sales - Tons	53	60
Adjusted EBITDA	$ 235	$ 275
Capital Expenditures	$ 59	$ 71

Conference Call

Westmoreland Coal Company will conduct a joint earnings conference call with its 93.9% owned subsidiary, Westmoreland Resource Partners, LP (NYSE:WMLP) for financial analysts and investors on Tuesday, March 8, 2016 at 8:30 a.m. Eastern Time. Dial-in numbers for the live conference call are as follows:

Live Participant Dial In (Toll Free): **844-WCC-COAL** (844-922-2625)
Live Participant Dial In (International): 201-689-8584

The Company will provide a live webcast of the call, which can be accessed at www.westmoreland.com/investors. A replay of the call will be available after until March 22, 2016 and can be accessed as follows:

Replay Dial-in (Toll Free): 877-660-6853
Replay Dial-in (International): 201-612-7415
Replay Conference ID: 13631403

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. Westmoreland's coal operations include sub-bituminous and lignite surface coal mining in the Western United States and Canada, an underground bituminous coal mine in Ohio, a char production facility, and a 50% interest in an activated carbon plant. Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, a publicly-traded coal master limited partnership. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. Westmoreland cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

# # #

Company Contact: Jason Veenstra, Chief Financial Officer
(720) 354-4467, ir@westmoreland.com

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Year Ended December 31,		
	2015	2014	2013
	(In thousands, except per share data)		
Revenues	$ 1,411,048	$ 1,115,992	$ 674,686
Cost, expenses and other:			
Cost of sales	1,145,443	899,930	535,320
Depreciation, depletion and amortization	131,491	100,778	67,231
Selling and administrative	112,972	100,528	50,721
Heritage health benefit expenses	14,573	13,388	13,418
Loss (gain) on sales of assets	4,866	1,232	(74)
Loss on impairment	136,210	—	—
Restructuring charges	656	14,989	5,078
Derivative loss	5,587	31,100	—
Income from equity affiliates	(5,409)	(3,159)	—
Other operating loss (income)	(3,000)	181	(22,370)
	1,543,389	1,158,967	649,324
Operating income (loss)	(132,341)	(42,975)	25,362
Other income (expense):			
Interest expense	(104,215)	(84,234)	(39,937)
Loss on extinguishment of debt	(5,385)	(49,154)	(64)
Interest income	7,993	6,400	1,366
Gain (loss) on foreign exchange	3,674	(4,016)	—
Other income	1,740	1,031	364
	(96,193)	(129,973)	(38,271)
Loss before income taxes	(228,534)	(172,948)	(12,909)
Income tax expense (benefit)	(19,767)	232	(4,782)
Net loss	(208,767)	(173,180)	(8,127)
Less net loss attributable to noncontrolling interest	(5,453)	(921)	(3,430)
Net loss attributable to the Parent company	(203,314)	(172,259)	(4,697)
Less preferred stock dividend requirements	3	859	1,360
Net loss applicable to common shareholders	$ (203,317)	$ (173,118)	$ (6,057)
Net loss per share applicable to common shareholders:			
Basic and diluted	$ (11.36)	$ (10.86)	$ (0.42)
Weighted average number of common shares outstanding:			
Basic and diluted	17,905	15,941	14,491

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Year Ended December 31,	
	2015	2014
	(In thousands)	
Cash Flow Information		
Net cash provided by operating activities	$ 45,562	$ 50,353
Net cash used in investing activities	(70,801)	(432,772)
Net cash provided by financing activities	36,723	338,706

	As of December 31,	
	2015	2014
	(In thousands)	
Balance Sheet Data		
Total cash and cash equivalents	$ 22,936	$ 14,258
Total assets	1,502,396	1,816,495
Total debt	1,045,714	984,787
Total shareholders' deficit	(602,616)	(364,706)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess Westmoreland's operating performance and Westmoreland believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating the Company's operating performance because these measures:

- are used widely by investors to measure a company's operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and
- help investors to more meaningfully evaluate and compare the results of Westmoreland's operations from period to period by removing the effect of the Company's capital structure and asset base from the Company's operating results.

Neither EBITDA nor Adjusted EBITDA are measures calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing Westmoreland's operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of the Company's results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

- do not reflect the Company's cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;
- do not reflect income tax expenses or the cash requirements necessary to pay income taxes;
- do not reflect changes in, or cash requirements for, the Company's working capital needs; and
- do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of the Company's debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in Westmoreland's industry and in other industries may

calculate EBITDA and Adjusted EBITDA differently from the way that Westmoreland does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its business. Westmoreland compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

The tables below show how the Company calculated Adjusted EBITDA, including a breakdown by segment, and reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.

	Year Ended December 31,		
	2015	2014	2013
		(In thousands)	
Adjusted EBITDA by Segment			
Coal - U.S.	$ 68,201	$ 63,387	$ 67,558
Coal - Canada	108,511	79,010	—
Coal - WMLP	66,134	48,312	49,046
Power	743	6,718	20,886
Heritage	(15,596)	(14,780)	(14,498)
Corporate	(11,328)	(7,296)	(6,727)
Total	$ 216,665	$ 175,351	$ 116,265

	Year Ended December 31,		
	2015	2014	2013
		(In thousands)	
Reconciliation of EBITDA and Adjusted EBITDA to Net loss			
Net loss	$ (208,767)	$ (173,180)	$ (8,127)
Income tax (benefit) expense from continuing operations	(19,767)	232	(4,782)
Interest income	(7,993)	(6,400)	(1,366)
Interest expense	104,215	84,234	39,937
Depreciation, depletion and amortization	131,491	100,778	67,231
Accretion of ARO and receivable	28,207	21,604	12,681
Amortization of intangible assets and liabilities	(1,010)	138	665
EBITDA	26,376	27,406	106,239
Restructuring charges	656	14,989	5,078
Loss (gain) on foreign exchange	(3,674)	4,016	—
Loss on impairment	136,210	—	—
Loss on extinguishment of debt	5,385	49,154	64
Acquisition related costs	5,959	26,785	—
Customer payments received under loan and lease receivables	27,128	12,388	—
Derivative loss	5,587	31,100	—
Loss (gain) on sale of assets and other adjustments	5,290	3,431	(438)
Share-based compensation	7,748	6,082	5,322
Adjusted EBITDA	$ 216,665	$ 175,351	$ 116,265